Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Allscripts Healthcare Solutions, Inc. on Form 10-K for the year ended December 31, 2015.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Allscripts Healthcare Solutions, Inc. on Forms S-8 (File No. 333-37238, File No. 333-90129, File No. 333-104416, File No. 333-59212, File No. 333-135282, File No. 333-141600, File No. 333-154775, File No. 333-167846, File No. 333-175053, File No. 333-175819, File No. 333-188902, and File No. 333-196415) and on Form S-3 (File No. 333-188901).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

February 26, 2016